Exhibit 99.1

Ares Commercial Real Estate Corporation Expands Capacity and Improves Terms on Credit Facility

Wells Fargo Facility Increased by $52.5 million to $225 million

Total Revolving Funding Facility Capacity Increased to $361 million

CHICAGO, IL —June 28, 2013 —Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has expanded its Wells Fargo revolving funding facility from $172.5 million to $225 million.  In addition, the pricing on the facility was reduced to a range of LIBOR plus a margin of 2.00 percent to 2.50 percent from a range of LIBOR plus a margin of 2.50 percent to 2.75 percent.  The maturity date remains December 14, 2014 with two one-year extension options. Through this amendment, Ares Commercial Real Estate Corporation has increased its total revolving funding facility capacity to $361 million.

“We are very pleased to have increased the Wells Fargo facility, and we greatly appreciate the bank’s support as we expand our platform following the closing of our recent common stock offering,” commented Todd Schuster, Co-Chief Executive Officer of Ares Commercial Real Estate Corporation.  “The additional commitment and the enhanced flexibility in the facility should allow us to efficiently leverage the proceeds of our recent capital raise and make new investments with lower funding costs to improve our net returns.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate Corporation provides flexible financing solutions for middle market borrowers. Ares Commercial Real Estate Corporation intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $59 billion in committed capital under management as of March 31, 2013.  For more information, please visit our website at arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Commercial Real Estate Corporation
Carl Drake

(404) 814-5204